Sensata Technologies Appoints Daniel L. Black to its Board of Directors

SWINDON, United Kingdom, December 17, 2020 -- Sensata Technologies Holding plc (NYSE: ST) today announced that Daniel L. Black has been appointed to Sensata’s Board of Directors.

Mr. Black is a Managing Partner at The Wicks Group, a private equity firm focused on tech enabled business and consumer services companies. Mr. Black is involved in all investment and management activities at Wicks and serves on the boards of its portfolio companies. Mr. Black currently serves as a Trustee for the Advent Convertible Securities Fund, as a member of the Dartmouth College Board of Trustees, and on the executive board of Harlem Lacrosse and Leadership, a not-for-profit educational organization.

“Daniel brings decades of experience in key areas critical to our future operations and strategy, such as global experience in finance, mergers & acquisitions, and corporate governance,” said Andrew Teich, Chairman of Board. “Daniel’s addition further augments our board's skills and expertise, and we are confident he will provide valuable perspectives as we continue to execute our long-term strategy of enhancing shareholder value. We look forward to his contributions.”

Mr. Black will serve on the Audit Committee, the Compensation Committee, and the Finance Committee of Sensata’s Board of Directors. Prior to The Wicks Group, Mr. Black was a Managing Director and Co-Head of Merchant Banking at BNY Capital Markets (a subsidiary of The Bank of New York), where his career spanned 21 years in executive management positions.

In addition, Sensata is announcing that Thomas Wroe has decided to retire from the Board effective as of the Annual Meeting of Shareholders scheduled to be held in May 2021. Mr. Wroe has served on the Board since Sensata’s IPO in March 2010 and as Chairman of the Board from March 2010 to July 2012 and again from January 2013 to May 2015. Mr. Wroe also served as Sensata’s Chief Executive Officer from April 2006 until December 2013. Mr. Wroe’s decision to retire prior to the mandatory 12-year term limit set forth in the Company’s Corporate Governance Guidelines was contemplated in accordance with Board succession planning.

“Tom has served Sensata and its Board with great distinction,” said Teich. “On behalf of our entire Board and management, I want to thank him for his service, leadership, and countless contributions to the company. We wish him continued success in all future endeavors.”

About Sensata Technologies

Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 20,000 employees and operations in 11 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, electrified, and connected. For more information, please visit Sensata’s website at www.sensata.com.

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Media Contact:	Investor Contact:

Alexia Taxiarchos	Jacob Sayer
Head of Media Relations	Vice President, Finance
+1 (508) 236-1761	+1 (508) 236-1666
ataxiarchos@sensata.com	jsayer@sensata.com